--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                                   -----------

                             TENNECO AUTOMOTIVE INC.
                                (Name of Issuer)

                                   -----------

Common Stock, $0.01 par value per share                            880349105
    (Title of class of securities)                              (CUSIP number)

                            Gary K. Duberstein, Esq.
                             Greenway Partners, L.P.
                          909 Third Avenue, 30th Floor
                            New York, New York 10022
                                 (212) 350-5100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                September 3, 2002
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d - 1(e), Rule 13d - 1(f) or Rule 13 d - 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 15 pages)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 2 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENWAY PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3714238
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  298,800
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             298,800
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                298,800
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      0.7%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 3 of 15 Pages
    ----------------------------------------------------                    ------------------------------------------------


    ------------------------    --------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENTREE PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3752875
                                OF ABOVE PERSON
    ------------------------    --------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    --------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    --------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    --------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    --------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    --------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  81,200
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             81,200
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    --------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                81,200
    ------------------------    --------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    --------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT
                                IN ROW (11):                                                                          0.2%
    ------------------------    --------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    --------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 4 of 15 Pages
    ----------------------------------------------------                    --------------------------------------------------


    ------------------------    ----------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHOUSE PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793447
                                OF ABOVE PERSON
    ------------------------    ----------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    ----------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, OO
    ------------------------    ----------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    ----------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                298,800
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           298,800

    ------------------------    ----------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 298,800
    ------------------------    ----------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      0.7%
    ------------------------    ----------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    ----------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 5 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHUT  L.L.C.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793450
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                81,200
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           81,200

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 81,200
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT
                                IN ROW (11):                                                                          0.2%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              OO
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 6 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    --------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENBELT CORP.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3791931
                                OF ABOVE PERSON
    ------------------------    --------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    --------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    --------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    --------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    --------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    --------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  494,900
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             494,900
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    --------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 494,900
    ------------------------    --------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    --------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      1.2%
    ------------------------    --------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              CO
    ------------------------    --------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 7 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENSEA OFFSHORE, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                            Cayman Islands
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  194,000
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             194,000
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 194,000
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      0.5%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 8 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    ----------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHUT OVERSEAS, L.L.C.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3868906
                                OF ABOVE PERSON
    ------------------------    ----------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    ----------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, OO
    ------------------------    ----------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    ----------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                194,000
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           194,000

    ------------------------    ----------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 194,000
    ------------------------    ----------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):       0.5%
    ------------------------    ----------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              OO
    ------------------------    ----------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 9 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               ALFRED D. KINGSLEY
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  PF, AF, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  386,400
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               1,068,900
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             386,400
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          1,068,900

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                1,455,300
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      3.6%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              IN
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 10 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GARY K. DUBERSTEIN
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  PF, AF, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               1,068,900
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          1,068,900

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                1,068,900
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.7%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              IN
    ------------------------    -------------------------------------------------------------------------------------------

                  This Amendment No. 3 ("Amendment No. 3") amends and supplements the statement on Schedule 13D dated August 10, 2000 (the "Statement"), as amended by Amendment No. 1 dated July 2, 2002 and Amendment No. 2 dated July 29, 2002, relating to the common stock, par value $0.01 per share (the "Shares"), of Tenneco Automotive Inc., a Delaware corporation (the "Company"), filed by and on behalf of Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley ("Kingsley") and Gary K. Duberstein ("Duberstein"; the foregoing persons being referred to collectively as the "Reporting Persons"). Unless otherwise defined herein, the information set forth in the Statement remains unchanged. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings previously ascribed to them in the previous filing of the Statement.


ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER

                  (a) As of the date of this Amendment No. 3, the Reporting Persons beneficially owned in the aggregate 1,455,300 Shares constituting 3.6% of the outstanding Shares (the percentage of Shares owned being based upon 40,058,837 Shares outstanding as of July 31, 2002, as set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002). The Reporting Persons may be deemed to have direct beneficial ownership of Shares as follows:

                                                               Approximate
Name                           Number of                      Percentage of
----                            Shares                      Outstanding Shares
                                ------                      ------------------
Greenway                       298,800                            0.7%
Greentree                       81,200                            0.2%
Greenbelt                      494,900                            1.2%
Greensea                       194,000                            0.5%
Kingsley                       386,400                            1.0%


                  Greenhouse, as the general partner of Greenway, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) Shares of which Greenway may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, through their control of Greenhouse, may be deemed to beneficially own Shares which Greenhouse may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                  Greenhut, as the general partner of Greentree, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Exchange
Act) Shares of which Greentree may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own Shares that Greenhut may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                  Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Exchange Act) Shares of which Greensea may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own Shares that Greenhut Overseas may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                  Greenbelt has direct beneficial ownership of the Shares in the accounts that it manages. Each of Kingsley and Duberstein, as executive officers and directors of Greenbelt, may be deemed to beneficially own Shares that

Greenbelt beneficially owns. Each of Kingsley and Duberstein hereby disclaims beneficial ownership of such Shares for all other purposes.

                  (b) Greenway has the sole power to vote or direct the vote of 298,800 Shares and the sole power to dispose or to direct the disposition of such Shares. Greenhouse and Kingsley and Duberstein may be deemed to share with Greenway the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Greentree has the sole power to vote or direct the vote of 81,200 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut and Kingsley and Duberstein may be deemed to share with Greentree the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Greensea has the sole power to vote or direct the vote of 194,000 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut Overseas and Kingsley and Duberstein may be deemed to share with Greensea the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Greenbelt has the sole power to vote or direct the vote of 494,900 Shares and the sole power to dispose or direct the disposition of such Shares. Kingsley and Duberstein may be deemed to share with Greenbelt the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Kingsley has the sole power to vote or direct the vote of 386,400 Shares and the sole power to dispose or direct the disposition of such Shares.

                  (c) Information concerning transactions in the Shares by the Reporting Persons since the most recent filing on Schedule 13D is set forth in
Exhibit 5 attached hereto, which is incorporated herein by reference.

                  (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares, except the dividends from, or proceeds from the sale of Shares in each respective account managed by Greenbelt will be delivered into each such respective account. None of such individual managed accounts has an interest in more than five percent of the class of outstanding Shares.

                  (e) The Reporting Persons ceased to be the beneficial owners of more than five percent of the Shares on September 3, 2002.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

                  The following Exhibit is filed herewith:

                  5. Information concerning transactions in the Shares effected by the Reporting Persons since the most recent filing on Schedule 13D.



            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                   SIGNATURES



                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated:   September 3, 2002




GREENHOUSE PARTNERS, L.P.                 GREENWAY PARTNERS, L.P.

                                          By:    Greenhouse Partners, L.P., its
By:/s/ Gary K. Duberstein                        general partner
   ----------------------
     Gary K. Duberstein, general
     partner                                     By:/s/ Gary K. Duberstein
                                                    ----------------------
                                                     Gary K. Duberstein, general
                                                     partner

GREENHUT, L.L.C.                          GREENTREE PARTNERS, L.P.

                                          By:    Greenhut, L.L.C., its general
By:/s/ Gary K. Duberstein                        partner
   ----------------------
     Gary K. Duberstein, Member
                                                 By:/s/ Gary K. Duberstein
                                                    ----------------------
                                                     Gary K. Duberstein, Member

GREENHUT OVERSEAS, L.L.C.                 GREENSEA OFFSHORE, L.P.

                                          By:    Greenhut Overseas, L.L.C., its
By:/s/ Gary K. Duberstein                        investment general partner
   ----------------------
     Gary K. Duberstein, Member
                                                 By:/s/ Gary K. Duberstein
                                                    -------------------------
                                                     Gary K. Duberstein, Member

                                          GREENBELT CORP.


                                          By:/s/ Alfred D. Kingsley
                                             ----------------------
                                               Alfred D. Kingsley, President

                                          /s/ Alfred D. Kingsley
                                          ----------------------
                                          Alfred D. Kingsley

                                          /s/ Gary K. Duberstein
                                          ----------------------
                                          Gary K. Duberstein

                                  EXHIBIT INDEX



EXHIBIT NO.       DESCRIPTION
-----------       -----------

         5. Information concerning transactions in the Shares effected by the Reporting Persons since the most recent filing on Schedule 13D.